Exhibit 99.1

New York Community Bancorp, Inc. Reports Second Quarter 2017 Diluted Earnings Per Common Share of $0.22

Board of Directors Declares a $0.17 per Common Share Dividend

Second Quarter 2017 Highlights

  Earnings:
    Net income totaled $115.3 million, up 10.9% from the $104.0 million reported in the first quarter.
    Net income available to common shareholders totaled $107.0 million, up 3.0% from the $104.0 million reported in the first quarter.
    This resulted in a 0.94% return on average assets and a 6.97% return on average common stockholders’ equity. (1)
    The return on average tangible assets was 0.99% and the return on average tangible common stockholders’ equity was 11.54%.(1) (2)
  Net Interest Margin:
    The net interest margin declined six basis points (“bps”) to 2.65% during the quarter.
    Prepayment income contributed 14 bps to the margin compared to 11 bps in the first quarter.
  Balance Sheet Management:
    Assets totaled $48.3 billion, bringing the four-quarter average to $48.9 billion.
    Non-covered loans held for investment represented $37.3 billion of the quarter-end total.
    Loan originations totaled $2.4 billion in the quarter, including $1.9 billion of held-for-investment loans.
    The Held-to-Maturity securities portfolio was reclassified as “Available-for-Sale” to take advantage of favorable bond market conditions and prepare for LCR requirements.
  Asset Quality:
    Non-performing non-covered assets represented $91.6 million, or 0.20%, of total non-covered assets.
    Non-performing non-covered loans represented $82.0 million, or 0.22%, of total non-covered loans.
    Net charge-offs represented 0.03% of average loans.
    The allowance for loan losses represented 186.39% of non-performing non-covered loans.
  Capital Position:
    Common stockholders’ equity represented 12.89% of total assets, and tangible common stockholders’ equity represented 8.27% of tangible assets.(2)

(1) Return on average assets and on average tangible assets is calculated using net income. Return on average common stockholders’ equity and on average tangible common stockholders’ equity is calculated using net income available to common shareholders.
(2) “Tangible assets” and “tangible common stockholders’ equity” are non-GAAP financial measures. See the discussion and reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.

WESTBURY, N.Y.--(BUSINESS WIRE)--July 26, 2017--New York Community Bancorp, Inc. (NYSE: NYCB) (the “Company”) today reported net income of $115.3 million for the three months ended June 30, 2017, a 10.9% increase from the $104.0 million reported for the three months ended March 31, 2017. Net income available to common shareholders totaled $107.0 million, or $0.22 per diluted common share, for the three months ended June 30, 2017, up 3.0% from the $104.0 million reported for the three months ended March 31, 2017.

Commenting on the Company’s performance, President and Chief Executive Officer Joseph R. Ficalora stated, “Our performance this quarter was impacted by several recurring factors. While higher short-term interest rates resulted in a modest decline in the net interest margin, prepayment income increased and net interest income decreased compared to the first quarter level. Our loan originations increased, but overall balance sheet growth was tempered by loan sale participations and prepayments, as well as our continuing desire to manage the balance sheet below the current $50 billion SIFI threshold.

“Asset quality remained strong despite an increase in non-accrual New York City taxi medallion loans, which totaled $34.3 million. Despite this increase, non-performing non-covered assets were only 0.20% of total non-covered assets and net charge-offs were only 0.03% of average loans, all of which were related to the taxi medallion portfolio. Outside of this, the asset quality metrics in our core multi-family and commercial real estate portfolios remained strong and generated zero losses again this quarter.

“While we continue to selectively hire in certain key areas, the overall level of operating expenses declined this quarter, reversing the trend from previous quarters. While still high by historical standards, our efficiency ratio improved this quarter as a result of lower expenses, higher non-interest income, and a modest decline in net interest income.

“Also, during the quarter the Company made a strategic decision to reclassify the entire securities portfolio as “Available for Sale” from “Held to Maturity” and took advantage of favorable bond market conditions to sell a portion of the securities, resulting in a $26.9 million gain on sale. Longer term, this strategy improves our interest rate risk sensitivity position and enhances our liquidity. Additionally, as we continue to evaluate when and how to cross the SIFI threshold, this strategy provides us greater flexibility on how to meet the LCR requirements.

“At the end of the second quarter, we announced the sale of our mortgage banking business to Freedom Mortgage Corporation and the sale of our residential assets covered under the FDIC Loss Share Agreements to an affiliate of Cerberus Capital Management, L.P. As mentioned at the time of the announcement, we expect that the combination of these two transactions will result in a gain on sale of approximately $90 million on a pre-tax basis. Also, it will result in additional liquidity, enhanced efficiencies, an improved capital position, and will allow us to reposition the balance sheet. Currently, we expect both transactions to close by the end of the third quarter.”

Board of Directors Declares $0.17 per Common Share Dividend Payable on August 18, 2017
“Reflecting our earnings and our capital position, the Board of Directors last night declared a quarterly cash dividend of $0.17 per common share. The dividend is payable on August 18, 2017 to common shareholders of record as of August 7, 2017, and represents a dividend yield of 5.1% based on yesterday’s closing price,” Mr. Ficalora said.

BALANCE SHEET SUMMARY

The Company recorded total assets of $48.3 billion at the end of the second quarter, down $476.9 million from the balance at March 31, 2017 and down $578.9 million from the balance at December 31, 2016. Total loans, net, and securities represented $38.9 billion and $3.2 billion, respectively, at June 30th and were down $73.1 million and $521.2 million, respectively, from the prior-quarter balances and $407.9 million and $645.9 million, respectively, from the year-end balances.

For the four quarters ended June 30, 2017, the Company’s total consolidated assets averaged $48.9 billion, below the current SIFI threshold of $50.0 billion.

Loans

Covered Loans
On June 27th, the Company announced it had entered into an agreement to sell the majority of its one-to-four family residential mortgage assets, including those covered under the FDIC Loss Share Agreements and the settlement of the FDIC loss share receivable, to an affiliate of Cerberus Capital Management, L.P. (“Cerberus”). In connection with this agreement, the Company reclassified all of its covered loans as “Held for Sale” from “Held for Investment”. At June 30, 2017, covered loans held for sale, net, totaled $1.5 billion, representing 3.8% of total loans, net, a decrease of $100.5 million from the trailing quarter and a decrease of $193.7 million from year end.

Non-Covered Loans Held for Investment
Non-covered loans held for investment totaled $37.3 billion at the end of the current second quarter, down $79.5 million from the March 31, 2017 balance and down $131.7 million from the balance at December 31, 2016. While loan originations increased $212.4 million or 12.8% sequentially, loan growth was tempered by prepayments and by loan sale participations. Origination volumes this quarter also reflect the Company’s ongoing selectivity within the multi-family and commercial real estate (“CRE”) markets.

Sales of participations totaled $148.2 million, as compared to $214.9 million in the trailing three-month period. Multi-family loans and CRE loans accounted for $134.2 million and $14.0 million, respectively, of loans sold during the second quarter, as compared to $122.2 million and $92.7 million, respectively, of loans sold in the trailing three months.

Non-Covered Loans Originated for Investment
The following table summarizes the Company’s production of loans held for investment for the respective periods:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2017	2017	2016	2017	2016
Mortgage Loans Originated for Investment:
Multi-family	$952,265	$954,613	$1,672,759	$1,906,878	$3,253,546
Commercial real estate	192,072	250,342	465,710	442,414	547,133
One-to-four family residential	50,697	43,859	71,448	94,556	146,655
Acquisition, development, and construction	20,836	12,919	66,849	33,755	105,994
Total mortgage loans originated for investment	$1,215,870	$1,261,733	$2,276,766	$2,477,603	$4,053,328
Other Loans Originated for Investment:
Specialty finance	$498,918	$269,164	$341,031	$768,082	$538,243
Other commercial and industrial	150,787	122,155	129,702	272,942	300,061
Other	785	885	1,206	1,670	2,116
Total other loans originated for investment	$650,490	$392,204	$471,939	$1,042,694	$840,420
Total loans originated for investment	$1,866,360	$1,653,937	$2,748,705	$3,520,297	$4,893,748

The following table provides additional information about the Company’s multi-family and CRE loan portfolios at the respective dates:

(dollars in thousands)	June 30, 2017		March 31, 2017		December 31, 2016
Multi-Family Loan Portfolio:
Loans outstanding	$26,875,621		$27,053,626		$26,961,486
Percent of total held-for-investment loans	72.1%		72.5%		72.1%
Average principal balance	$5,457		$5,491		$5,454
Weighted average life	3.2	years	3.3	years	2.9	years

Commercial Real Estate Loan Portfolio:
Loans outstanding	$7,543,501		$7,536,268		$7,727,258
Percent of total held-for-investment loans	20.3%		20.2%		20.7%
Average principal balance	$5,727		$5,636		$5,644
Weighted average life	3.0	years	3.1	years	3.4	years

The June 30th balance of loans held for investment also reflects the following activity:

  One-to-four family residential loans declined $4.0 million sequentially, but rose $31.9 million from December 31, 2016 to $412.9 million. The increase from year-end primarily reflects the Company’s decision to portfolio more of its prime hybrid jumbo loan production during the early part of 2017. One-to-four family residential loans represented 1.1% of total loans held for investment, a modest rise from the percentage at March 31st.
  Acquisition, development, and construction loans declined $9.7 million and $8.0 million, respectively, from March 31, 2017 and December 31, 2016 to $372.6 million, representing 1.0% of total loans held for investment at the end of June.
  Other loans rose $105.1 million and $114.0 million, respectively, from March 31, 2017 and December 31, 2016 to $2.0 billion, representing 5.5% of total loans held for investment at June 30th. The increase was primarily due to continued growth of the specialty finance portfolio. Specialty finance loans and leases increased $181.8 million during the three months ended June 30, 3017 to $1.5 billion. This was partially offset by a decline in the commercial and industrial (“C&I”) loan portfolio. Other C&I loans declined $63.3 million to $566.6 million at June 30th. The latter balance included New York City taxi medallion loans of $134.2 million, representing 0.36% of the total held-for-investment loan portfolio, and an additional $14.0 million of other C&I loans secured by taxi medallions.

Non-Covered Loans Originated for Sale
The Company originated loans held for sale of $561.9 million in the current second quarter, comparable with the trailing-quarter volume and a $715.2 million decrease from the volume in the second quarter of 2016. The decline in production was attributable to the rise in residential mortgage interest rates since last November, which resulted in a decline in refinancing activity. Additionally, during the quarter, the Company transferred $1.5 billion of covered loans which are being sold to Cerberus and $56.1 million of its legacy one-to-four family residential and home equity loans to the “Held for Sale” category. As a result of these factors, the balance of loans held for sale rose $1.6 billion sequentially to $1.8 billion.

Pipeline
The Company has approximately $2.2 billion of loans in its current pipeline, including loans held for investment of approximately $1.8 billion and one-to-four family residential loans held for sale of approximately $400 million.

Asset Quality
The following discussion pertains only to the Company's portfolio of non-covered loans held for investment (excluding purchased credit-impaired, or “PCI,” loans) and non-covered other real estate owned ("OREO").

Non-performing non-covered assets represented $91.6 million, or 0.20%, of total non-covered assets at the end of the current second quarter, as compared to $70.4 million, or 0.15%, at March 31, 2017 and $68.1 million, or 0.14%, at December 31, 2016.

Non-performing non-covered loans increased $21.8 million and $25.5 million, respectively, over the three and six months ended June 30, 2017 to $82.0 million, representing 0.22% of total non-covered loans at that date. During the same time frames, non-covered OREO fell $666,000 and $2.0 million, respectively. The increase in non-performing non-covered loans was almost entirely driven by an increase in non-accrual New York City taxi medallion credits and other C&I loans secured by taxi medallions, which are included in “other” non-accrual non-covered loans.

The following table presents the Company’s non-performing non-covered loans and assets at the respective dates:

(in thousands)	June 30, 2017	March 31, 2017	December 31, 2016
Non-Performing Non-Covered Assets:
Non-accrual non-covered mortgage loans:
Multi-family	$9,820	$11,555	$13,558
Commercial real estate	4,497	3,327	9,297
One-to-four family residential	10,724	10,093	9,679
Acquisition, development, and construction	6,200	6,200	6,200
Total non-accrual non-covered mortgage loans	$31,241	$31,175	$38,734
Other non-accrual non-covered loans (1)	50,747	28,969	17,735
Total non-performing non-covered loans	$81,988	$60,144	$56,469
Non-covered other real estate owned	9,593	10,259	11,607
Total non-performing non-covered assets	$91,581	$70,403	$68,076
(1)

Includes $34.3 million and $24.4 million, respectively, of non-accrual non-covered New York City taxi medallion loans and $14.0 million and $2.0 million, respectively, of other C&I loans secured by taxi medallions at June 30, and March 31, 2017, respectively; and $15.2 million of non-accrual non-covered New York City taxi medallion loans at December 31, 2016.

The following table presents the Company's asset quality measures at the respective periods:

	June 30, 2017	March 31, 2017	December 31, 2016
Non-performing non-covered loans to total non-covered loans	0.22%	0.16%	0.15%
Non-performing non-covered assets to total non-covered assets	0.20	0.15	0.14
Allowance for losses on non-covered loans to non-performing non-covered loans (1)	186.39	253.88	277.19
Allowance for losses on non-covered loans to total non-covered loans (1)	0.41	0.41	0.42

(1) Excludes the allowance for losses on PCI loans.

The following table summarizes the Company’s net charge-offs (recoveries) for the respective periods:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands)	2017	2017	2016	2017	2016
Charge-offs:
Multi-family	$--	$--	$--	$--	$--
Commercial real estate	--	--	--	--	--
One-to-four family residential	90	--	107	90	153
Acquisition, development, and construction	--	--	--	--	--
Other (1)	11,816	5,830	950	17,646	1,098
Total charge-offs	$11,906	$5,830	$1,057	$17,736	$1,251
Recoveries:
Multi-family	$--	$--	$--	$--	$--
Commercial real estate	(10)	(15)	(35)	(25)	(747)
One-to-four family residential	--	--	(226)	--	(226)
Acquisition, development, and construction	(55)	(100)	--	(155)	(167)
Other	(429)	(88)	(333)	(517)	(581)
Total recoveries	$(494)	$(203)	$(594)	$(697)	$(1,721)
Net charge-offs (recoveries)	$11,412	$5,627	$463	$17,039	$(470)
Net charge-offs (recoveries) to average loans (2)	0.03%	0.01%	0.00%	0.04%	(0.00)%
(1)	Includes New York City taxi medallion loans of $10.9 million, $2.9 million, and $138,000, respectively, in the three months ended June 30, 2017, March 31, 2017, and June 30, 2016 and $13.8 million and $216,000, respectively, in the six months ended June 30, 2017 and 2016.
(2)	Non-annualized.

The following table presents the Company’s non-covered loans 30 to 89 days past due at the respective dates:

(in thousands)	June 30, 2017	March 31, 2017	December 31, 2016
Non-Covered Loans 30 to 89 Days Past Due:
Multi-family	$4,201	$8	$28
Commercial real estate	1,586	1,202	--
One-to-four family residential	297	792	2,844
Acquisition, development, and construction	--	--	--
Other (1)	6,051	14,465	7,511
Total non-covered loans 30 to 89 days past due	$12,135	$16,467	$10,383
(1)	Includes New York City taxi medallion loans of $6.0 million, $13.3 million, and $6.8 million, respectively, at June 30, 2017, March 31, 2017, and December 31, 2016.

Securities
During the current second quarter, the Company repositioned its “Held-to-Maturity” securities portfolio by designating the entire portfolio as “Available-for-Sale”. In addition, it took advantage of favorable bond market conditions and sold approximately $500 million of securities, resulting in a pre-tax gain on sale of $26.9 million. The reclassification of the securities portfolio as “Available-for-Sale” improves the Company’s interest rate risk sensitivity and liquidity measures and provides the Company with more options in meeting the Liquidity Coverage Ratio (“LCR”) requirements.

Funding Sources
In the three months ended June 30, 2017, deposits rose $167.0 million sequentially to $28.9 billion, primarily reflecting a $668.6 million increase in certificates of deposit (“CDs”) to $8.2 billion. This increase was largely offset by a $199.4 million decrease in savings accounts to $5.1 billion, a $158.5 million decrease in NOW and money market accounts to $12.8 billion, and a $143.7 million decline in non-interest-bearing accounts to $2.7 billion. CDs represented 28.5% of total deposits at the end of the second quarter, and deposits represented 59.8% of total assets at that date.

Wholesale borrowings fell to $12.0 billion at the end of the current second quarter from $12.9 billion at March 31, 2017 and $13.3 billion at December 31, 2016. Reflecting this reduction, borrowed funds fell $849.9 million sequentially and $1.3 billion from December 31st to $12.4 billion, representing 25.6% of total assets at June 30, 2017.

Stockholders’ Equity
Total stockholders’ equity rose $610.8 million from the year-end 2016 balance, due primarily to a $502.8 million preferred stock offering in March, and $87.4 million from the March 31, 2017 balance, to $6.7 billion at the current second-quarter end. Common stockholders’ equity represented 12.89% of total assets at June 30, 2017 compared to 12.58% and 12.32%, respectively, of total assets at March 31, 2017 and June 30, 2016, and a book value per common share of $12.74 at June 30, 2017 compared to $12.57 at March 31, 2017 and $12.40 at June 30, 2016.

Excluding goodwill of $2.4 billion and core deposit intangibles (“CDI”) of $24,000 from the balances of both common stockholders’ equity and total assets, tangible common stockholders’ equity rose $87.7 million sequentially to $3.8 billion, representing 8.27% of tangible assets and a tangible book value per common share of $7.76 at June 30, 2017. At the end of last quarter, and excluding goodwill of $2.4 billion and CDI of $54,000 from both common stockholders’ equity and total assets, tangible common stockholders’ equity totaled $3.7 billion, representing 7.99% of tangible assets and a tangible book value per common share of $7.58.(2)

In addition, all regulatory capital ratios for the Company and its subsidiary banks continued to exceed the regulatory requirements for “well capitalized” classification, as indicated in the table located on the last page of this release.

EARNINGS SUMMARY FOR THE THREE MONTHS ENDED JUNE 30, 2017

Net income totaled $115.3 million for the three months ended June 30, 2017. Net income available to common shareholders totaled $107.0 million in the current second quarter, equivalent to $0.22 per diluted common share. In the trailing and year-earlier quarters, net income totaled $104.0 million and $126.5 million, and was equivalent to $0.21 and $0.26 per diluted common share, respectively.

Net Interest Income
The Company recorded net interest income of $287.8 million in the current second quarter, a $7.1 million decrease from the trailing-quarter level and a $37.8 million decrease from the year-earlier amount.

Linked-Quarter Comparison
The linked-quarter decline in net interest income was primarily attributable to an increase in our cost of funds, as short-term interest rates rose in the quarter. Details of the linked-quarter decline follow:

  Interest income of $399.1 million in the current second quarter was comparable to the amount reported in the trailing quarter. Interest income from loans rose $2.9 million to $361.3 million, while interest income from securities declined $3.0 million to $37.7 million.
  The increase in the interest income from loans was driven by a $44.0 million increase in the average balance to $39.1 billion and a three-basis point increase in the average yield to 3.70%. The increase in the average yield was a function of the increase in prepayment income. Prepayment income on loans contributed 14 basis points to the average yield on loans, an increase of four basis points.
  The decline in the interest income from securities was due to declines in both the average balance and in the average yield. The average balance declined $113.8 million to $4.2 billion due to sales of certain securities in the latter half of the second quarter, while the 22-basis point decline in the average yield reflects a decline in market interest rates during the current quarter. Prepayment income on securities contributed 17 basis points to the average yield on securities, a decrease of seven basis points.
  As a result, the average balance of interest-earning assets fell $69.8 million sequentially to $43.3 billion and the average yield on such assets remained unchanged at 3.68%.
  Interest expense rose $7.1 million sequentially to $111.3 million, as a $6.6 million increase in interest expense on total interest-bearing deposits combined with a more modest increase in the interest expense on borrowed funds.
  Specifically, interest expense on interest-bearing deposits rose to $55.2 million, as a $91.8 million decline in the average balance to $26.1 billion combined with a ten-basis point increase in the average cost of such funds to 0.85%. In addition, the interest expense on borrowed funds rose to $56.1 million as a $199.4 million decline in the average balance to $13.2 billion was slightly offset by a two-basis point increase in the average cost to 1.70%.
  As a result, the average balance of interest-bearing liabilities fell $291.2 million sequentially to $39.3 billion and the average cost of funds rose seven basis points to 1.14%.

Year-Over-Year Comparison
The following factors contributed to the year-over-year reduction in net interest income:

  Interest income fell $20.5 million year-over-year as an $11.4 million decline in the interest income from securities was coupled with a $9.2 million decline in the interest income from loans.

  The decline in the interest income from loans was the net effect of a $259.4 million rise in the average balance and a 12-basis point decline in the average yield. In addition, prepayment income contributed $18.2 million to the interest income from loans and 19 basis points to the average yield on such assets in the year-earlier quarter.
  The year-over-year reduction in interest income from securities was driven by a $384.3 million decline in the average balance and a 71-basis point drop in the average yield. The decline in the average balance reflects the high volume of securities calls in last year’s second quarter.
  As a result, the average balance of interest-earning assets fell $125.0 million from the year-earlier level and the average yield fell 18 basis points.
  Interest expense rose $17.3 million year-over-year as the interest expense on deposits rose $13.9 million and the interest expense on borrowed funds rose $3.4 million.
  The year-over-year rise in interest expense stemming from deposits was due to a 21-basis point rise in the average cost of such funds due to higher short-term interest rates, offset by a $130.3 million decrease in the average balance. The increase in the interest income from borrowed funds was driven by a 12-basis point rise in the average cost of such funding and tempered by a $190.8 million decline in the average balance from the year-earlier amount.
  As a result, the average balance of interest-bearing liabilities fell $321.1 million and the average cost of funds rose 18 basis points year-over-year.

Net Interest Margin
The Company’s net interest margin declined six basis points sequentially and 34 basis points from the year-ago quarter to 2.65% in the current second quarter, driven by the factors cited above. The following table summarizes the contribution of loan and securities prepayment income on the Company’s interest income and net interest margin for the respective periods:

(dollars in thousands)	June 30, 2017		March 31, 2017		June 30, 2016
Total interest income	$399,075		$399,119		$419,615

Prepayment income:
From loans	$13,285		$9,566		$18,192
From securities	1,708		2,548		8,052
Total prepayment income	$14,993		$12,114		$26,244

Net interest margin (including the contribution of prepayment income)	2.65%		2.71%		2.99%
Less:
Contribution of prepayment income to net interest margin:
From loans	12	bps	9	bps	16	bps
From securities	2		2		8
Total contribution of prepayment income to net interest margin	14	bps	11	bps	24	bps

Adjusted net interest margin (i.e., excluding the contribution of prepayment income) (1)	2.51%		2.60%		2.75%

(1) “Adjusted net interest margin” is a non-GAAP financial measure as more fully discussed below.

While our net interest margin, including the contribution of prepayment income, is recorded in accordance with GAAP, adjusted net interest margin, which excludes the contribution of prepayment income, is not. Nevertheless, management uses this non-GAAP measure in its analysis of our performance, and believes that this non-GAAP measure should be disclosed in our earnings releases and other investor communications for the following reasons:

1.	Adjusted net interest margin gives investors a better understanding of the effect of prepayment income on our net interest margin. Prepayment income in any given period depends on the volume of loans that refinance or prepay, or securities that prepay, during that period. Such activity is largely dependent on external factors such as current market conditions, including real estate values, and the perceived or actual direction of market interest rates.

2.	Adjusted net interest margin is among the measures considered by current and prospective investors, both independent of, and in comparison with, our peers.

Adjusted net interest margin should not be considered in isolation or as a substitute for net interest margin, which is calculated in accordance with GAAP. Moreover, the manner in which we calculate this non-GAAP measure may differ from that of other companies reporting a non-GAAP measure with a similar name.

Provision for (Recovery of) Loan Losses

Provision for Losses on Non-Covered Loans
Largely reflecting the aforementioned increase in non-performing non-covered loans and net charge-offs stemming from the New York City taxi medallion portfolio, the Company recorded an $11.6 million provision for non-covered loan losses in the current second quarter, as compared to $1.8 million and $2.7 million in the three months ended March 31, 2017 and June 30, 2016, respectively.

Recovery of Losses on Covered Loans
As part of the Company’s June 27th announcement to exit its FDIC Loss Share Agreements and sell its portfolio of covered loans, during the second quarter it recovered $17.9 million from the allowance for covered loan losses. At March 31, 2017 and June 30, 2016, the Company recovered $5.8 million and $1.8 million, respectively.

The recoveries recorded in the respective quarters were largely offset by FDIC indemnification expense of $14.3 million, $4.6 million, and $1.5 million, which was recorded in “Non-interest income.”

Non-Interest Income
Non-interest income totaled $50.4 million in the current second quarter, up $18.3 million from the trailing-quarter level and $13.1 million from the year-earlier amount.

The linked-quarter improvement was primarily driven by a $26.9 million net gain on the sales of securities, as the Company took advantage of favorable bond market conditions. This was partially offset by a $9.7 million increase in FDIC indemnification expense and a $1.6 million decline in mortgage banking income. All other non-interest income categories increased modestly.

The year-over-year increase reflects contributions from the same factors which impacted the linked-quarter results. This increase was offset by a $4.5 million reduction from net gains on the sales of loans.

The following table summarizes our mortgage banking income for the periods indicated:

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands)	2017	2017	2016	2017	2016
Mortgage Banking Income:
Income from originations	$4,394	$4,975	$10,194	$9,369	$23,807
Servicing income (loss)	3,802	4,789	(3,237)	8,591	(12,712)
Total mortgage banking income	$8,196	$9,764	$6,957	$17,960	$11,095

As reflected in the preceding table, the year-over-year increase in mortgage banking income was largely driven by the $7.0 million difference between the servicing income recorded in the current second quarter and the year-earlier servicing loss. In contrast, the higher income from originations recorded in the year-earlier second quarter was attributable to the higher volume of loans sold.

Non-Interest Expense
Non-interest expense totaled $163.8 million in the current second quarter, a $3.2 million decrease from the trailing-quarter level and a $2.9 million increase from the year-earlier amount. Merger-related expenses added $1.3 million to non-interest expense in the year-earlier quarter; there were no comparable expenses in the first or second quarter of 2017.

The majority of the Company’s non-interest expense consists of operating expenses, which totaled $163.7 million in the current second quarter, as compared to $166.8 million and $159.1 million, respectively, in the trailing and year-earlier periods. The linked-quarter decrease was driven by a $2.7 million decline in compensation and benefits expense to $92.9 million and a $1.7 million decline in occupancy and equipment expense to $23.4 million, offset modestly by a $1.3 million increase in general and administrative (“G&A”) expense to $47.5 million.

The year-over-year increase in operating expenses was largely due to a $7.0 million increase in compensation and benefits expense coupled with a $2.1 million decrease in G&A expense. The year-over-year rise in compensation and benefits expense was generally attributable to the addition of senior level staff in various departments, while the year-over-year decline in G&A expense was largely attributable to lower FDIC insurance premiums.

Income Tax Expense
Income tax expense totaled $65.4 million in the current second quarter, a $5.3 million increase from the trailing-quarter level and a $9.2 million reduction from the year-earlier amount.

Pre-tax income rose $16.5 million sequentially, to $180.7 million, while the effective tax rate declined modestly to 36.22% in the current quarter from 36.67% in the trailing quarter. In the second quarter of 2016, pre-tax income was $20.4 million higher than the current second quarter level, and the effective tax rate was 37.13%.

About New York Community Bancorp, Inc.
One of the largest U.S. bank holding companies, with assets of $48.3 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.9 billion and 255 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank currently operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank currently operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call
As previously announced, the Company will host a conference call on Wednesday, July 26, 2017, at 8:30 a.m. (Eastern Daylight Time) to discuss its second quarter 2017 performance and business model. The conference call may be accessed by dialing (877) 407-8293 (for domestic calls) or (201) 689-8349 (for international calls) and asking for “New York Community Bancorp” or “NYCB”. A replay will be available approximately three hours following completion of the call through 11:59 p.m. on July 30, 2017 and may be accessed by calling (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing the following conference ID: 13665009. In addition, the conference call will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on August 23, 2017.

Cautionary Statements Regarding Forward-Looking Information
This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

More information regarding some of these factors is provided in the Risk Factors section of our Form 10-K for the year ended December 31, 2016 and in other SEC reports we file. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss in this news release, on our conference call, during investor presentations, or in our SEC filings, which are accessible on our website and at the SEC’s website, www.sec.gov.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

	June 30,	December 31,
	2017	2016
(in thousands, except share data)	(unaudited)
Assets
Cash and cash equivalents	$1,129,846	$557,850
Securities:
Available-for-sale	3,171,117	104,281
Held-to-maturity	--	3,712,776
Total securities	3,171,117	3,817,057
Loans held for sale (includes $1,480,733 of covered loans)	1,803,724	409,152
Non-covered mortgage loans held for investment:
Multi-family	26,875,621	26,961,486
Commercial real estate	7,543,501	7,727,258
One-to-four family	412,945	381,081
Acquisition, development, and construction	372,571	380,522
Total non-covered mortgage loans held for investment	35,204,638	35,450,347
Other non-covered loans:
Commercial and industrial	2,036,867	1,908,308
Other loans	9,534	24,067
Total non-covered other loans held for investment	2,046,401	1,932,375
Total non-covered loans held for investment	37,251,039	37,382,722
Less: Allowance for losses on non-covered loans	(154,683)	(158,290)
Non-covered loans held for investment, net	37,096,356	37,224,432
Covered loans	--	1,698,133
Less: Allowance for losses on covered loans	--	(23,701)
Covered loans, net	--	1,674,432
Total loans, net	38,900,080	39,308,016
Federal Home Loan Bank stock, at cost	589,067	590,934
Premises and equipment, net	380,322	373,675
FDIC loss share receivable	187,973	243,686
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	24	208
Other assets held for sale (includes $16,801 of other real estate owned covered by loss sharing
agreements)	237,512	--
Other assets (includes $16,990 of other real estate owned covered by loss sharing agreements at
December 31, 2016)	1,315,586	1,598,998
Total assets	$48,347,658	$48,926,555

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$12,813,876	$13,395,080
Savings accounts	5,136,373	5,280,374
Certificates of deposit	8,230,853	7,577,170
Non-interest-bearing accounts	2,712,463	2,635,279
Total deposits	28,893,565	28,887,903
Borrowed funds:
Wholesale borrowings	12,004,500	13,314,500
Junior subordinated debentures	359,026	358,879
Total borrowed funds	12,363,526	13,673,379
Other liabilities	355,789	241,282
Total liabilities	41,612,880	42,802,564
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized):
Series A (515,000 shares issued and outstanding)	502,840	--
Common stock at par $0.01 (900,000,000 shares authorized; 489,060,712 and 487,067,889
shares issued; and 489,023,298 and 487,056,676 shares outstanding, respectively)	4,891	4,871
Paid-in capital in excess of par	6,055,441	6,047,558
Retained earnings	173,409	128,435
Treasury stock, at cost (37,414 and 11,213 shares, respectively)	(502)	(160)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain (loss) on securities available for sale, net of tax	52,202	(753)
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net
of tax	(5,221)	(5,241)
Pension and post-retirement obligations, net of tax	(48,282)	(50,719)
Total accumulated other comprehensive loss, net of tax	(1,301)	(56,713)
Total stockholders’ equity	6,734,778	6,123,991
Total liabilities and stockholders’ equity	$48,347,658	$48,926,555

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2017	2017	2016	2017	2016
Interest Income:
Mortgage and other loans	$361,330	$358,402	$370,482	$719,732	$731,205
Securities and money market investments	37,745	40,717	49,133	78,462	112,220
Total interest income	399,075	399,119	419,615	798,194	843,425

Interest Expense:
NOW and money market accounts	24,084	19,709	15,286	43,793	29,905
Savings accounts	7,150	6,810	7,354	13,960	17,562
Certificates of deposit	24,006	22,131	18,738	46,137	34,628
Borrowed funds	56,066	55,552	52,664	111,618	107,891
Total interest expense	111,306	104,202	94,042	215,508	189,986
Net interest income	287,769	294,917	325,573	582,686	653,439
Provision for losses on non-covered loans	11,645	1,787	2,744	13,432	5,465
Recovery of losses on covered loans	(17,906)	(5,795)	(1,849)	(23,701)	(4,746)
Net interest income after provision for (recovery
of) loan losses	294,030	298,925	324,678	592,955	652,720

Non-Interest Income:
Mortgage banking income	8,196	9,764	6,957	17,960	11,095
Fee income	8,151	7,860	7,917	16,011	15,840
Bank-owned life insurance	6,519	6,337	6,843	12,856	16,179
Net gain (loss) on sales of loans	1,397	(266)	5,878	1,131	11,653
Net gain on sales of securities	26,936	1,979	13	28,915	176
FDIC indemnification expense	(14,325)	(4,636)	(1,479)	(18,961)	(3,797)
Other income	13,563	11,134	11,237	24,697	21,457
Total non-interest income	50,437	32,172	37,366	82,609	72,603

Non-Interest Expense:
Operating expenses:
Compensation and benefits	92,860	95,554	85,847	188,414	175,151
Occupancy and equipment	23,403	25,059	23,675	48,462	49,490
General and administrative	47,472	46,176	49,533	93,648	90,803
Total operating expenses	163,735	166,789	159,055	330,524	315,444
Amortization of core deposit intangibles	30	154	606	184	1,452
Merger-related expenses	--	--	1,250	--	2,463
Total non-interest expense	163,765	166,943	160,911	330,708	319,359
Income before income taxes	180,702	164,154	201,133	344,856	405,964
Income tax expense	65,447	60,197	74,673	125,644	149,595
Net Income	115,255	103,957	126,460	219,212	256,369
Preferred stock dividends	8,207	--	--	8,207	--
Net income available to common shareholders	$107,048	$103,957	$126,460	$211,005	$256,369

Basic earnings per share common share	$0.22	$0.21	$0.26	$0.43	$0.52
Diluted earnings per share common share	$0.22	$0.21	$0.26	$0.43	$0.52

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF CERTAIN GAAP AND NON-GAAP FINANCIAL MEASURES
(unaudited)

While stockholders’ equity, total assets, and book value per share are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible stockholders’ equity, tangible assets, and tangible book value per share are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed in our earnings releases and other investor communications for the following reasons:

1.	Tangible stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies.
2.	Returns on average tangible assets and average tangible stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers.
3.	Tangible book value per share and the ratio of tangible stockholders’ equity to tangible assets are among the capital measures considered by current and prospective investors, both independent of, and in comparison with, its peers.

Tangible stockholders’ equity, tangible assets, and the related non-GAAP profitability and capital measures should not be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other profitability or capital measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP measures may differ from that of other companies reporting non-GAAP measures with similar names.

The following table presents reconciliations of our common stockholders’ equity and tangible common stockholders’ equity, our total assets and tangible assets, and the related GAAP and non-GAAP profitability and capital measures at or for the three months ended June 30, 2017, March 31, 2017, and June 30, 2016 and the six months ended June 30, 2017 and 2016:

		At or for the Three Months Ended			At or for the Six Months Ended
		June 30,	March 31,	June 30,	June 30,	June 30,
	(dollars in thousands)	2017	2017	2016	2017	2016
	Total Stockholders’ Equity	$6,734,778	$6,647,351	$6,039,112	$6,734,778	$6,039,112
Less:	Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
	Core deposit intangibles (“CDI”)	(24)	(54)	(1,146)	(24)	(1,146)
	Preferred stock	(502,840)	(503,116)	--	(502,840)	--
	Tangible common stockholders’ equity	$3,795,783	$3,708,050	$3,601,835	$3,795,783	$3,601,835

	Total Assets	$48,347,658	$48,824,564	$49,035,747	$48,347,658	$49,035,747
Less:	Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
	CDI	(24)	(54)	(1,146)	(24)	(1,146)
	Tangible assets	$45,911,503	$46,388,379	$46,598,470	$45,911,503	$46,598,470

	Average Common Stockholders’ Equity	$6,147,238	$6,151,286	$6,029,168	$6,149,251	$6,001,274
	Less: Average goodwill and CDI	(2,436,175)	(2,436,286)	(2,437,655)	(2,436,230)	(2,438,047)
	Average tangible common stockholders’ equity	$3,711,063	$3,715,000	$3,591,513	$3,713,021	$3,563,227

	Average Assets	$49,069,164	$48,736,309	$48,699,341	$48,903,656	$49,325,644
	Less: Average goodwill and CDI	(2,436,175)	(2,436,286)	(2,437,655)	(2,436,230)	(2,438,047)
	Average tangible assets	$46,632,989	$46,300,023	$46,261,686	$46,467,426	$46,887,597

	Net Income Available to Common Shareholders	$107,048	$103,957	$126,460	$211,005	$256,369
	Add back: Amortization of CDI, net of tax	18	92	364	110	871
	Adjusted net income available to common shareholders	$107,066	$104,049	$126,824	$211,115	$257,240

	GAAP MEASURES:
	Return on average assets (1)	0.94%	0.85%	1.04%	0.90%	1.04%
	Return on average common stockholders’ equity (2)	6.97	6.76	8.39	6.86	8.54
	Common stockholders’ equity to total assets	12.89	12.58	12.32	12.89	12.32
	Book value per common share	$12.74	$12.57	$12.40	$12.74	$12.40
	NON-GAAP MEASURES:
	Return on average tangible assets (1)	0.99%	0.90%	1.10%	0.94%	1.10%
	Return on average tangible common stockholders’ equity (2)	11.54	11.20	14.12	11.37	14.44
	Tangible common stockholders’ equity to tangible assets	8.27	7.99	7.73	8.27	7.73
	Tangible book value per common share	$7.76	$7.58	$7.40	$7.76	$7.40
(1)	To calculate return on average assets for a period, we divide net income generated during that period by average assets recorded during that period. To calculate return on average tangible assets for a period, we adjust net income generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible assets recorded during that period.
(2)	To calculate return on average common stockholders’ equity for a period, we divide net income available to common shareholders generated during that period by average common stockholders’ equity recorded during that period. To calculate return on average tangible common stockholders’ equity for a period, we adjust net income available to common shareholders generated during that period by adding back the amortization of CDI, net of tax, and then divide that adjusted net income by average tangible common stockholders’ equity recorded during that period.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
LINKED-QUARTER AND YEAR-OVER-YEAR COMPARISONS
(unaudited)

For the Three Months Ended
June 30, 2017	March 31, 2017	June 30, 2016
Average	Average	Average
Average	Yield/	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$39,113,348	$361,330	3.70%	$39,069,323	$358,402	3.67%	$38,853,991	$370,482	3.82%
Securities and money market investments	4,235,227	37,745	3.55	4,349,028	40,717	3.77	4,619,569	49,133	4.26
Total interest-earning assets	43,348,575	399,075	3.68	43,418,351	399,119	3.68	43,473,560	419,615	3.86
Non-interest-earning assets	5,720,589	5,317,958	5,225,781
Total assets	$49,069,164	$48,736,309	$48,699,341
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$12,971,440	$24,084	0.74%	$13,213,490	$19,709	0.60%	$13,406,017	$15,286	0.46%
Savings accounts	5,260,397	7,150	0.55	5,250,724	6,810	0.53	5,849,980	7,354	0.51
Certificates of deposit	7,827,633	24,006	1.23	7,687,089	22,131	1.17	6,933,766	18,738	1.09
Total interest-bearing deposits	26,059,470	55,240	0.85	26,151,303	48,650	0.75	26,189,763	41,378	0.64
Borrowed funds	13,195,987	56,066	1.70	13,395,369	55,552	1.68	13,386,815	52,664	1.58
Total interest-bearing liabilities	39,255,457	111,306	1.14	39,546,672	104,202	1.07	39,576,578	94,042	0.96
Non-interest-bearing deposits	2,960,164	2,735,560	2,971,058
Other liabilities	203,237	218,726	122,537
Total liabilities	42,418,858	42,500,958	42,670,173
Stockholders’ equity	6,650,306	6,235,351	6,029,168
Total liabilities and stockholders’ equity	$49,069,164	$48,736,309	$48,699,341
Net interest income/interest rate spread	$287,769	2.54%	$294,917	2.61%	$325,573	2.90%
Net interest margin	2.65%	2.71%	2.99%
Ratio of interest-earning assets to interest-
bearing liabilities	1.10	x	1.10	x	1.10	x

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
YEAR-OVER-YEAR COMPARISON
(unaudited)

For the Six Months Ended June 30,
2017	2016
Average	Average
Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$39,091,457	$719,732	3.68%	$38,645,953	$731,205	3.79%
Securities and money market investments	4,291,813	78,462	3.65	5,397,845	112,220	4.17
Total interest-earning assets	43,383,270	798,194	3.68	44,043,798	843,425	3.83
Non-interest-earning assets	5,520,386	5,281,846
Total assets	$48,903,656	$49,325,644
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$13,091,797	$43,793	0.67%	$13,345,676	$29,905	0.45%
Savings accounts	5,255,587	13,960	0.54	6,356,600	17,562	0.56
Certificates of deposit	7,757,749	46,137	1.20	6,424,624	34,628	1.08
Total interest-bearing deposits	26,105,133	103,890	0.80	26,126,900	82,095	0.63
Borrowed funds	13,295,127	111,618	1.69	14,225,400	107,891	1.52
Total interest-bearing liabilities	39,400,260	215,508	1.10	40,352,300	189,986	0.95
Non-interest-bearing deposits	2,848,482	2,809,195
Other liabilities	210,939	162,875
Total liabilities	42,459,681	43,324,370
Stockholders’ equity	6,443,975	6,001,274
Total liabilities and stockholders’ equity	$48,903,656	$49,325,644
Net interest income/interest rate spread	$582,686	2.58%	$653,439	2.88%
Net interest margin	2.68%	2.96%
Ratio of interest-earning assets to interest-
bearing liabilities	1.10	x	1.09	x

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share and per share data)	2017	2017	2016	2017	2016
PROFITABILITY MEASURES:
Net income	$115,255	$103,957	$126,460	$219,212	$256,369
Net income available to common shareholders	107,048	103,957	126,460	211,005	256,369
Basic earnings per common share	0.22	0.21	0.26	0.43	0.52
Diluted earnings per common share	0.22	0.21	0.26	0.43	0.52
Return on average assets	0.94%	0.85%	1.04%	0.90%	1.04%
Return on average tangible assets (1)	0.99	0.90	1.10	0.94	1.10
Return on average common stockholders’ equity	6.97	6.76	8.39	6.86	8.54
Return on average tangible common stockholders’ equity (1)	11.54	11.20	14.12	11.37	14.44
Efficiency ratio (2)	48.41	50.99	43.82	49.68	43.45
Operating expenses to average assets	1.33	1.37	1.31	1.35	1.28
Interest rate spread	2.54	2.61	2.90	2.58	2.88
Net interest margin	2.65	2.71	2.99	2.68	2.96
Effective tax rate	36.22	36.67	37.13	36.43	36.85
Shares used for basic common EPS computation	487,282,404	486,511,756	485,303,073	486,899,209	484,954,235
Shares used for diluted common EPS computation	487,282,404	486,511,756	485,303,073	486,899,209	484,954,235
Common shares outstanding at the respective period-ends	489,023,298	488,953,712	487,009,706	489,023,298	487,009,706
(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.
(2)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	June 30, 2017	March 31, 2017	June 30, 2016
CAPITAL MEASURES:
Book value per common share	$12.74	$12.57	$12.40
Tangible book value per common share (1)	7.76	7.58	7.40
Common stockholders’ equity to total assets	12.89%	12.58%	12.32%
Tangible common stockholders’ equity to tangible assets (1)	8.27	7.99	7.73
(1)	See the reconciliations of these non-GAAP measures with the comparable GAAP measures on page 12 of this release.

	June 30, 2017	March 31, 2017	June 30, 2016
REGULATORY CAPITAL RATIOS: (1)
New York Community Bancorp, Inc.
Common equity tier 1 ratio	11.16%	10.79%	10.12%
Tier 1 risk-based capital ratio	12.63	12.23	10.12
Total risk-based capital ratio	14.11	13.71	11.59
Leverage capital ratio	9.23	9.24	7.92
New York Community Bank
Common equity tier 1 ratio	13.11%	12.65%	10.58%
Tier 1 risk-based capital ratio	13.11	12.65	10.58
Total risk-based capital ratio	13.52	13.10	11.08
Leverage capital ratio	9.53	9.55	8.32
New York Commercial Bank
Common equity tier 1 ratio	15.32%	14.90%	14.30%
Tier 1 risk-based capital ratio	15.32	14.90	14.30
Total risk-based capital ratio	16.43	15.94	14.99
Leverage capital ratio	11.24	10.82	11.13

(1)	The minimum regulatory requirements for classification as a well-capitalized institution are a common equity tier 1 capital ratio of 6.50%; a tier 1 risk-based capital ratio of 8.00%; a total risk-based capital ratio of 10.00%; and a leverage capital ratio of 5.00%.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Salvatore J. DiMartino, 516-683-4286
or
Media:
Kelly Maude Leung, 516-683-4032